Exhibit 99.1

Quantum Technologies Reports Fiscal 2010 Fourth Quarter and Year End Financial Results

IRVINE, Calif., July 12, 2010 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leader in the development and production of advanced propulsion systems, energy storage technologies, alternative fuel vehicles and applications including hybrid, plug-in hybrid, hydrogen, and alternative fuel vehicles and an emerging portfolio in the development and ownership of renewable energy farms, today reported results for the fourth quarter of fiscal 2010. Conference call information is provided below.

Fourth Quarter and Fiscal 2010 Operating Results

Revenues decreased $3.8 million, from $6.2 million in the fourth quarter of fiscal 2009 to $2.4 million in the fourth quarter of fiscal 2010, and decreased $13.7 million, from $23.3 million in fiscal 2009 to $9.6 million in fiscal 2010. The decrease in revenue for the fourth quarter and twelve months of fiscal 2010 is primarily related to automotive OEM customer delays. The Company’s overall operating loss increased $0.9 million, from $4.3 million in the fourth quarter of fiscal 2009 to $5.2 million in the fourth quarter of fiscal 2010 and decreased $4.6 million, from $25.1 million in fiscal 2009 to $20.5 million in fiscal 2010.

Contract revenue for the Fuel Systems segment decreased $4.1 million, from $6.1 million in the fourth quarter of fiscal 2009 to $2.0 million in the fourth quarter of fiscal 2010. The decrease was primarily related to customer delays on development programs and the completion in fiscal year 2009 of fuel cell development programs, partially offset by expanded hybrid vehicle development programs and aerospace programs.

Operating loss for the Fuel Systems segment increased $1.3 million, from $1.9 million in the fourth quarter of fiscal 2009 to $3.2 million in the fourth quarter of fiscal 2010, and decreased $3.5 million, from $14.4 million in fiscal 2009 to $10.9 million in fiscal 2010. The increase in operating loss for the fourth quarter was primarily due to the lower revenue base and the write-off of deposits on undelivered product from the Company’s affiliate, Advanced Lithium Power. The decrease in operating loss for fiscal 2010 was primarily due to the amortization and impairment of the intangible asset related to the Company’s strategic alliance with General Motors that was written off in the third quarter of fiscal 2009.

Operating loss for the Renewable Energy segment (Schneider Power) was $0.1 million during the fourth quarter of fiscal 2010. The Company closed its acquisition of Schneider Power on April 16, 2010 and Schneider is included in the financial statements for the abbreviated period.

Corporate segment expenses decreased $0.5 million in the fourth quarter of fiscal 2010 from $2.4 million in the fourth quarter of fiscal 2009 to $1.9 million in the fourth quarter of fiscal 2010, and decreased $1.2 million in fiscal 2010 from $10.7 million in fiscal 2009 to $9.5 million in fiscal 2010. The decrease was primarily related to lower share-based compensation expense and other administrative costs. Corporate segment expenses reflect the general and administrative expenses that indirectly support the Company’s Fuel Systems and Renewable Energy operating segments and anticipated future operating segments and consist primarily of personnel costs, share-based compensation costs, and related general and administrative costs for executive, finance, legal, human resources, investor relations and the board of directors. The share-based compensation expense was $0.9 million and depreciation and amortization expense was $1.3 million in fiscal 2010. Cash used from operations during fiscal 2010 was $14.7 million.

The financial statements include fair value adjustments for the bifurcation of the derivative liabilities associated with conversion features contained within the Company’s convertible notes and term note debt instruments and the derivative liabilities associated with certain common stock purchase warrants. Fair value adjustments of derivative instruments, which represent non-cash unrealized gains or losses, amounted to a loss of $10.6 million in fiscal 2010, compared to a gain of $27.7 million in fiscal 2009. The share price of our common stock, along with the underlying volatility of the stock, represents the primary variables that impact the value of the derivative instruments. Additional factors that impact the value of the derivative instruments include our credit rating, discount rates, and stated interest rates. The gain in fiscal 2009 and the loss in fiscal 2010 were primarily attributable to the volatility in our share price during these periods that materially changed the fair value of the derivative instrument liabilities as of the balance sheet dates. Due to the volatile nature of our share price, we expect that we will continue to recognize gains or losses on our derivative instruments each period and that the amount of such gains or losses could be material.

Also reflected in the financial statements for fiscal 2010 is a loss on modification of debt and derivative instruments of $14.7 million resulting from (i) extending the stated maturity dates and fixing the conversion price on the Company’s three convertible notes, (ii) extending the expiration date of the $10.0 million lender commitment from August 31, 2009 to March 31, 2011, and (iii) issuing a new debt instrument in satisfaction of a fee negotiated with the our lender to obtain the lender’s consent to our acquisition of Schneider Power, as required by our Credit Agreement.

The Company recognized $1.1 million in equity in earnings for fiscal 2010, representing the Company’s equity share in earnings of its affiliate, Asola.

The Company reported net loss of $5.5 million, or $0.04 a share, in the fourth quarter of fiscal 2010, compared to a net loss of $3.2 million, or $0.03 a share, in the fourth quarter of fiscal 2009. The Company’s net loss increased from $28.0 million, or $0.30 a share, in fiscal 2009 to $46.3 million, or $0.36 a share, in fiscal 2010.

Alan P. Niedzwiecki, President and CEO, stated, “Our revenue base and operating performance during the fiscal year was obviously impacted by strong economic headwinds and impacted by the turmoil in the global automotive OEM industry. We were recently awarded a long-term supply agreement with Fisker Automotive for the Karma series of vehicles and we expect these vehicles to be in production by the end of this calendar year. Fisker Automotive just recently closed on their DOE loan and has now established a defined production timeline.” Mr. Niedzwiecki continued, “We completed the acquisition of Schneider Power during the fourth quarter and the addition of Schneider’s renewable energy portfolio and capabilities enhances Quantum’s profile as a diverse alternative energy company. The business combination merges Schneider Power’s wind and solar power development capabilities and project pipeline with Quantum’s leading alternative fuel and solar power technologies to create a fully integrated renewable energy company.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended April 30,		Year Ended April 30,
	2009	2010	2009	2010
	(unaudited)
Statements of Operations
Revenue:
Net product sales	$160,964	$363,499	$975,098	$1,450,459
Contract revenue from affiliate	4,409,758	1,213,264	13,751,866	4,454,982
Contract revenue from non-affiliates	1,671,242	800,064	8,530,756	3,699,708

Total revenue	6,241,964	2,376,827	23,257,720	9,605,149

Costs and expenses:
Cost of product sales	763,260	382,366	2,288,237	1,573,380
Research and development	6,467,724	3,284,224	25,177,261	13,533,987
Selling, general and administrative	3,319,415	3,928,879	13,888,843	14,985,898
Amortization and impairment of intangible assets	—	16,498	7,020,607	16,498

Total costs and expenses	10,550,399	7,611,967	48,374,948	30,109,763

Operating loss	(4,308,435)	(5,235,140)	(25,117,228)	(20,504,614)

Interest expense, net	(959,436)	(192,660)	(3,690,855)	(2,415,082)
Fair value adjustments of derivative instruments	2,150,000	(644,000)	27,693,000	(10,574,000)
Loss on modification of debt and derivative instruments	—	(71,955)	(23,834,000)	(14,686,955)
Gain (loss) on settlement of debt and derivative instruments, net	—	100,000	(4,294,000)	822,239
Equity in earnings (losses) of affiliate, net	(61,000)	538,000	(733,000)	1,089,000
Other income (expense), net	(14,720)	9,083	1,985,031	(18,691)

Loss from operations before income tax expense	(3,193,591)	(5,496,672)	(27,991,052)	(46,288,103)

Income tax expense	(400)	(3,224)	(1,600)	(6,224)

Net loss	$(3,193,991)	$(5,499,896)	$(27,992,652)	$(46,294,327)

Net loss per share - basic and diluted	$(0.03)	$(0.04)	$(0.30)	$(0.36)

Weighted average shares outstanding -basic and diluted	98,627,924	149,306,329	92,013,338	129,197,981

Cash Flow Information:
Depreciation and amortization	$370,357	$342,160	$3,064,301	$1,284,990
Net cash used in operating activities	(3,545,610)	(3,673,727)	(16,878,676)	(14,735,585)
Net cash used in investing activities	(269,678)	(50,415)	(9,738,777)	(614,768)
Net cash provided by (used in) financing activities	(1,225,227)	3,031,117	23,214,953	16,757,386

		April 30, 2009	April 30, 2010
Balance Sheet Information:
Cash and cash equivalents		$2,621,215	$4,026,882
Working capital (deficit)		(24,434,083)	(11,176,576)
Total assets		59,882,804	73,018,127
Derivative instruments:
Current		15,198,000	12,547,000
Non-current		—	6,669,000
Long-term debt, less current portion		18,540,330	21,133,928
Total equity		5,132,304	24,002,934

Financial Results Call Scheduled:

Monday, July 12, 2010 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 643-3625; Conference ID # 87054535

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until July 19, 2010 at 1:30 p.m. Pacific time. The number for this service is (706) 645-9291. The call will also be available on the Company’s Investor Relations web page:

http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s wholly owned subsidiary, Schneider Power Inc., complements Quantum’s emerging renewable energy presence through the development and ownership of wind and solar farms. Quantum’s portfolio of technologies includes electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum’s products and services at www.qtww.com.

Forward-Looking Statements

All statements included in this Press Release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Examples of forward-looking statements include, but are not limited to, statements regarding our expectation that we will be able to raise a sufficient level of debt or equity capital to fund our operations, our belief that our current operating plan will allow us to achieve profitability, our expectations of future revenue, expenses, gross margin and operating profit (loss), the level of growth in the hybrid, plug-in hybrid and fuel cell and alternative fuel industries, when our Q-Drive powertrain architecture and other products and technologies will be commercialized, our plans to develop new lower cost technologies, when the Fisker Karma will go to production, the number of vehicles that Fisker Automotive expects to sell, our belief that we will be a supplier to Fisker Automotive on a long-term basis, our belief that we have sufficient liquidity to fund operations through at least April 30, 2011, our intentions to commission a solar manufacturing facility in southern California, our expectation that the US government will continue to support the advancement of alternative fuel technologies through loans, grants and tax credits, our belief that we have a competitive advantage over our competitors, our intentions to support the growth of our subsidiary, Schneider Power, Inc., and our German affiliate, Asola, our intentions to establish joint development programs and strategic alliances with leaders in the alternative energy industry, our relationship with General Motors and the impact such relationship will have on our ability to develop our products, the impact that new accounting pronouncements will have on our financial statements, and the effect that an adverse result in Asola’s dispute with its solar cell supplier would have on our financial statements.

Forward-looking statements generally can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Although we believe the expectations and intentions reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations and intentions will prove to be correct. Various risks and other factors, including those identified in this prospectus under the “Risk Factors” section in our Annual Report on Form 10-K and those included in our other public filings, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.

Many of the risk factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements are made only as of this Annual Report. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

For more information regarding Quantum, please contact:

Investor Relations

Brion D. Tanous

Principal, CleanTech IR, Inc.

Email: btanous@cleantech-ir.com

(310) 541-6824

Dale Rasmussen

+1-206-315-8242

Email: drasmussen@qtww.com

(C)2010 Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road,	Irvine, CA 92614
Phone 949-399-4500	Fax 949-399-4600